FINDER'S FEE AGREEMENT


         THIS FINDER'S FEE AGREEMENT (this "Agreement") dated as of May 20, 1999, is by and between Bruar Associates ("Bruar") and Advanced Technology Services, Inc. ("ATSI").

                                    RECITALS

         A. Bruar was instrumental in arranging the purchase from Fujitsu by ATSI of various items personal property located at the Fujitsu fab in Durham County, U.K. Such personal property includes, in part, semiconductor production equipment, computers, spare parts, a clean room and furniture, and, for purposes of this Agreement, is collectively called the "Equipment."

         B. Bruar acknowledges that ATSI is generally involved in the sale of personal property of the same type as the Equipment and understands that the fee arrangements described in this Agreement only apply to the Equipment acquired from the one specific Fujitsu fab described in Recital paragraph A.

         C. ATSI is aware of certain prospective purchasers which may be interested in purchasing the Equipment and is attempting to sell as much of the Equipment as possible.

         D. In exchange for Bruar's efforts in arranging ATSI's purchase of the Equipment, ATSI has agreed to compensate Bruar at the times and in the manner described in this Agreement.

                                   AGREEMENTS

         In consideration of the recitals and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. FEE. As the Equipment is sold by ATSI, Bruar shall be entitled to receive fees as described in this Section 1. All payments shall be calculated on Net Sales Proceeds, which shall be defined to mean "gross receipts from sales of Equipment, less returns and allowances, packing, insurance, freight, taxes or excise duties imposed on the transactions and wholesale and cash discounts." All fees shall be payable in US Dollars to a commercial bank in either the United States or the United Kingdom designated by Bruar. Each payment shall be accompanied by a report from ATSI describing generally the Equipment to which it relates and how the payment was calculated. During a period of one year following the date of any payment, Bruar may examine the books and records of ATSI specifically relating to such payment, at ATSI's place of business, upon reasonable notice, during normal business hours, and at Bruar's expense.
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        a.  No fees are due or payable on the first US  $6,583,000  in Net Sales
            Proceeds.  Fees  in  the  amount  of 15% of  incremental  Net  Sales
            Proceeds shall be due on the next US $8,417,000 in Net Sales Proceeds received by ATSI between the date of this agreement and May 31, 2002.

        b. The first payment from ATSI to Bruar shall be due when ATSI has received at least U.S. $9 million in Net Sales Proceeds (cash in). Such payment shall be in the amount of U.S. $362,550. Subsequent commissions shall be in the amount of 15% of the incremental Net Sales Proceeds (cash) received by ATSI in excess of the U.S. $9 million threshold.

        c. Additional payments shall be made by ATSI to Bruar on the last day of each calendar month beginning with the month following the date on which the first payment is due, until a total of U.S. $15 million in Net Sales Proceeds has been received by ATSI (thus, Bruar could earn a total of up to US $1,262,550 in fees pursuant to this Agreement). Such payments shall be in the amount of 15% of the incremental Net Sales Proceeds received by ATSI during the preceding calendar month.

        d. No payments shall be due or payable with respect to amounts received by ATSI in excess of U.S. $15 million in Net Sales Proceeds, or for any sales of Equipment by ATSI after May 31, 2002.

         2. ENTIRE AGREEMENT. This Agreement represents the entire understanding between Bruar and ATSI and supersedes all other oral or written agreements and communications relating to such matters.

         3. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona, U.S.A., without regard to principles relating to conflicts of laws.

         4. SEVERABILITY. The invalidity or unenforceability of any provision herein shall not affect the validity or enforceability of the remainder of the Agreement or any other provision herein.

         5. MODIFICATION; WAIVER. Any modification or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing and signed and dated by each party or an authorized representative of each party.

         IN WITNESS WHEREOF, each of the undersigned acknowledges it has reviewed this document with legal counsel to its full satisfaction and has signed below as its own free act and deed.


Bruar Associates                              Advanced Technology Services, Inc.


By: Iain Campbell                             By: Julian Gates
   ---------------------------                   ----------------------------

Title: Financial Director                     Title: President
      ------------------------                      -------------------------
Date: 6/7/99                                  Date: 5/25/99
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